Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Energy Transfer Partners, L.P. for the registration of common units representing limited partner interests and debt securities and to the incorporation by reference therein of our reports dated February 27, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Sunoco LP (not presented separately therein), included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

March 4, 2015